June 24, 2011

Edward McKenna Jr.
6160 Barons Way
Oak Park, CA 91377

Re:	Offer of Employment

Dear Ed,

I am pleased to extend you an offer to join Applied LNG Technologies, LLC (the “Company”) as a full time employee under the terms of this agreement, subject also to your execution of the Arbitration Agreement included in this package and approval by the Company’s Board of Directors. Please review the arbitration agreement carefully as part of your review of this offer of employment.

1.           Full-time Position and Title.  You are to become an employee of the Company under the terms of this Agreement commencing on Tuesday, July 5, 2011 (the “Commencement Date”) subject to a satisfactory completion of your background check. You will be employed as the Chief Financial Officer with such duties as may be assigned to you by the Company from time to time. Formal appointment in this capacity will take place within 15 days following the Commencement Date.

Your employment will be full time, to the exclusion of any other employment which would impede your full-time duties hereunder, and you further agree during working hours to devote your full and undivided time, energy, knowledge, skill and ability exclusively to the operation, transactions, and development of the Company’s interests unless otherwise agreed in writing. You will conscientiously and diligently perform all required acts and duties to the best of your ability, and in a manner satisfactory to the Company. You will faithfully discharge all responsibilities and duties entrusted to you.

The first 90 days of employment are considered an orientation period (“Orientation Period”) that gives you and the Company a chance to get to know each other. Your performance will be evaluated during this time to assess your potential for continued employment.

2.           Compensation.  As the Chief Financial Officer, you will be employed at a base salary of $175,000 annually, payable bi-weekly or otherwise in accordance with payroll practices adopted by the Company from time to time (your “Base Salary”). In addition to your Base Salary, you may be entitled to discretionary bonuses at the Company’s sole option.

In addition to your Base Salary and discretionary bonuses, you shall receive on the Commencement Date a stock options grant (the “Employment Options”) of 200,000 options to purchase the Company’s common stock at a price equal to $0.58 per share. The Employment Options will have a term of ten (10) years and shall vest in equal annual installments over a period of five (5) consecutive years commencing on the Commencement Date (subject to continuing employment during the vesting period). Your Employment Options will be granted under the terms of a Stock Option Agreement issued under and subject to the Company’s Incentive Stock Option Plan, a copy of which shall be provided to you.

As an employee of the Company, you will also be eligible to participate in the standard and customary corporate benefits offered by the Company to its rank and file employees, in general (“Benefits”). You will be eligible for the Benefits as of the Commencement Date. Details of the Benefits

will be discussed with you by the Company’s Human Resources representative and will be provided to you in an Employee Handbook which also defines corporate policies, and through other Company literature. You will be expected to read these materials thoroughly, and sign and return a copy of a receipt and acknowledgment evidencing that you have read and understood the Company’s corporate policies and the contents of its Employee Handbook and other Company literature. To the extent that any policy set forth in an Employee Handbook is inconsistent with this Agreement, this Agreement shall control.

3.           Term of Employment.  You will serve as an “at-will” employee of the Company and your employment by the Company will commence on the Commencement Date and will terminate as of the date of any termination of you by the Company, for whatever reason and without prior notice; or upon your voluntary resignation following two weeks’ notice or upon any separation of your service from the Company (such date, a “Termination Date”). Your Benefits will terminate as of your Termination Date should your employment end within ninety (90) days of your Commencement Date.

4.           Vacations and Holidays. You will be entitled to receive three weeks of accrued paid vacation in each calendar year, to be taken at times which do not unreasonably interfere with the performance of your duties thereunder. Vacations of more than five (5) consecutive days should not be scheduled during any three-month period without the prior written consent of the Chief Executive Officer of the Company.

5.           Business Expenses.  You will be reimbursed for all reasonable expenses incurred by you in furtherance of your position with the Company, including travel, upon submission of the appropriate documentation.

6.           Protection of Trade Secrets.  In recognition of the matter of trust and fiduciary capacity in which you will be employed by the Company, you will be expected, during your term of employment, and at all times thereafter, not to disclose to any third party any trade secret information (“Trade Secrets”) you receive relative to the Company. For this purpose, the term Trade Secrets includes information relative to the Company’s method of operations, customer base, strategies and objectives, pricing information, financial information, identity of vendors utilized by the Company, computer programs, system documentation, product offerings, software or hardware, manuals, formulae, processes, methods, inventions or other information or materials relating to the Company’s affairs that are not otherwise publicly available and for which steps are routinely taken by the Company to protect such Trade Secrets from Disclosure. You also acknowledge that such Trade Secrets constitutes a major asset of the Company, and that the use, misappropriation or disclosure of Trade Secrets would constitute a breach of trust and could cause irreparable injury to the Company and that it is essential for the protection of the Company’s goodwill and maintenance of the Company’s competitive position that the Trade Secrets be kept secret and that you neither disclose the Trade Secrets to others nor use the Trade Secrets to your own advantage or to the advantage of others.  In addition, although it may be self evident, you agree that during your employment with the Company, you will not, directly or indirectly, lend any advice or assistance, or engage in any activity or act in any manner, for the purpose of establishing, operating, assisting or managing any business or entity that is engaged in activities competitive with the business of the Company as it is conducted at any time during your employment.

You further agree that during your employment, and for a period of one year thereafter, you will not act in any manner, directly or indirectly (whether as an employee, director, officer, advisor, shareholder, representative, broker, salesman, agent, partner or member, among others), to: (i) solicit, counsel or attempt to induce any person who is then employed by, or an agent of, the Company, or any “affiliate” of the Company (including all other subsidiaries and affiliates of the Company) , (collectively defined for the purpose of this Agreement to be the “Company”) to leave the employment of, or agency with, the Company, or (ii) solicit, bid for, or perform services for, sell goods or products to, or otherwise do business with, any of the then current customers of the Company on behalf of yourself or any third party independent of the Company.

7.           Representations of Employee. In order to induce the Company to enter into this Agreement, you hereby make the following representations to the Company:

(i)  You are not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect your ability to perform your obligations hereunder. You further represent and warrant that your employment by the Company would not under any circumstances require you to disclose or use any proprietary, confidential or trade secret information belonging to any third parties, or to engage in any conduct which may potentially interfere with contractual, statutory or common-law rights of third parties;

(ii)  Because of your varied skill and abilities, you do not need to compete with the business of the Company or solicit business from customers of the Company using the Company’s Trade Secrets and that this Agreement will not prevent you from earning a livelihood and you acknowledge that the restrictions contained in Section 6 constitute reasonable protections for the Company;

(iii)  With the recognition that you are a key employee of the Company, you acknowledge that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by you of any of the terms or provisions of Section 6 hereunder relating to improper use of the Company’s Trade Secrets, and you therefore agree that the Company shall be entitled to an injunction restraining you from engaging in any activity constituting such breach or threatened breach and

(iv)  You recognize and acknowledge that this agreement restricts certain of your rights following your employment with the Company. You acknowledge this fact, and further acknowledge that you have been advised by the Company to read the agreement carefully, and/or to consult with counsel of your choice concerning the legal effects of signing the agreement, prior to signing it.

8.            Arbitration. The Company believes that arbitration of any disputes arising out of this Agreement is an efficient, less expensive and fair way to resolve such disputes. Therefore, as part of this offer and your employment with the Company, you will be required to sign the accompanying Arbitration Agreement as part of your acceptance of the Agreement.

9.  Miscellaneous Provisions.

(i)  Governing Law.  This Agreement shall be governed by the laws of the State of California as applied by an arbitrator or the courts of California which courts (either State or Federal) shall have exclusive subject matter and in personam jurisdiction over the parties and any claims or disputes arising from the subject matter contained herein without regard to any conflict of laws provision and the parties hereto.

(ii)  Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the matters contained herein and supersedes all prior and contemporaneously made written or oral agreements between the parties relating to the subject matter hereof. There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Agreement.

(iii)  Injunctive Relief.  The parties agree that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by you of any of the terms or provisions of Section 6 hereunder, and that the Company shall be entitled to an injunction restraining you from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for breach or threatened breach of this Agreement, including but not limited to, the recovery of damages from you and, the termination of your employment with the Company in accordance with the terms and provisions of this Agreement.

(iv)  Blue Pencil Rule.  It is essential that the provisions of Section 6 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If a court of competent jurisdiction, however, determines that any restrictions imposed on you in Section 6 are unreasonable or unenforceable because of duration, geographic area or otherwise, you and the Company agree and intend that the court shall enforce Section 6 to the maximum extent the court deems reasonable and that the court shall have the right to strike or change any provisions of Section 6 and substitute therefore different provisions to effect the intent of Section 6 to the maximum extent possible.

           (v)  Counterparts.  This Agreement may be executed in one or more copies, each of which shall be deemed an original. This Agreement may be executed by facsimile signature and each party may fully rely upon facsimile execution; this agreement shall be fully enforceable against a party which has executed the agreement by facsimile.

If you agree to accept the terms of this offer of employment, please kindly sign on the line provided below. This offer of employment will automatically be deemed void and no longer of any force or effect if not signed by you and received by the Company by mail, messenger, or fax on or before 5:00 p.m., Pacific Standard Time on Thursday, June 30, 2011.

We appreciate your decision to be a part of our team and look forward to welcoming you to the Applied LNG Technologies family.

		Sincerely,

		Applied LNG Technologies, LLC

	By:	/s/ Cem Hacioglu
		Cem Hacioglu
		President & CEO

********************************
Acknowledged and Accepted By:

/s/ Edward McKenna, Jr.		6.28.11
Edward McKenna Jr.		Date